Exhibit 12

INTERFACE, INC.

COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended										For the Nine Months Ended
	January 1, 2006		December 31, 2006		December 30, 2007		December 28, 2008		January 3, 2010		October 4, 2009		October 3, 2010
	(in thousands except for the ratio amounts)
EARNINGS:
Income (loss) from continuing operations before taxes	$32,023		$56,847		$94,554		$8,527		$22,025		$11,776		$35,821
Fixed charges	58,981		54,475		44,915		43,436		46,242		33,786		33,310
Amortization of capitalized interest	202		319		453		618		640		481		430
Capitalized interest	(900)		(1,127)		(896)		(960)		(270)		(203)		(346)
	$90,306		$110,514		$139,026		$51,621		$68,637		$45,840		$69,215

FIXED CHARGES:
Amortization of deferred debt costs	$2,307		$1,857		$1,201		$1,404		$1,926		$1,335		$1,731
Interest expense	45,541		42,204		34,110		31,480		34,297		24,936		25,346
Capitalized interest	900		1,127		896		960		270		203		346
Interest element of rent expense	10,233		9,287		8,708		9,592		9,749		7,312		5,887
	$58,981		$54,475		$44,915		$43,436		$46,242		$33,786		$33,310

Ratio of earnings to fixed charges	1.5	x	2.0	x	3.1	x	1.2	x	1.5	x	1.4	x	2.1	x